UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
February 22, 2006 (February 15, 2006)

THERAGENICS CORPORATION®
(Exact name of registrant as specified in charter)

Delaware	000-15443	58-1528626
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5203 Bristol Industrial Way
Buford, Georgia 30518
(Address of principal executive offices / Zip Code)

(770) 271-0233
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d—2(b) under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e—4(c) under the Exchange Act.

Item 1.01    Entry into a Material Definitive Agreement

On February 15, 2006, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Theragenics Corporation (“Theragenics” or the “Company”) recommended, and the Board of Directors approved, the following reportable actions relating to executive compensation. Actions taken with respect to the compensation of M. Christine Jacobs, Chief Executive Officer of the Company, were recommended by the Compensation Committee and approved by the independent Directors of the Company.

Cash bonuses payable under the 2005 Short-Term Incentive Program

Each Executive Officer had an individual target bonus opportunity equal to a percentage of base salary as of December 31, 2005. Target bonus amounts ranged from 35% to 50% of base salary, with a minimum of 0% and a maximum of 70% to 100%. Sixty percent (60%) of the bonus opportunity was based on revenue and earnings per share (“EPS”) goals, and forty percent (40%) was based on individual performance goals. Based on the assessment of 2005 performance under the 2005 Short-Term Incentive Program, the following cash bonuses are payable to each Executive Officer:

	2005 Short-Term Incentive Bonus
Executive Officer	Based on revenue and EPS	Based on individual goals	Total
M. Christine Jacobs	$105,336	$103,664	$209,000
Bruce W. Smith	40,006	42,994	83,000
Francis J. Tarallo	33,768	27,232	61,000
Patrick J. Ferguson	34,200	29,800	64,000
R. Michael O’Bannon	31,396	28,604	60,000

As previously reported, the goals originally established in early 2005 were revised to reflect the Company’s acquisition of CP Medical completed May 6, 2005 and the impact of the restructuring announced August 11, 2005. In addition, a bonus in the amount of $40,000 for Mr. Smith was approved, in recognition of his significant contributions to the Company and his accomplishments during 2005 beyond those contemplated in his 2005 Short-Term Incentive Program, including his assumption of duties as interim Chief Financial Officer and Secretary of the Company in addition to fulfilling his responsibilities for strategy and business development.

2006 Short-Term Incentive Program

Under the 2006 Short-Term Incentive Program, each named Executive Officer will have a cash bonus opportunity based on financial and individual performance. The individual target bonus opportunity for Ms. Jacobs is 50% of base salary, with a minimum bonus opportunity of 0% and a maximum bonus opportunity of 100%. The individual target bonus opportunity for the other Executive Officers is 35% of base salary, with a minimum bonus opportunity of 0% and a maximum opportunity of 70%.

For each named Executive Officer, eighty percent (80%) of the bonus opportunity will be measured against established revenue and earnings per share goals, and twenty percent (20%) will be measured against individual performance goals. With respect to Ms. Jacobs, her individual performance goals were reviewed and approved by the Compensation Committee and the independent Directors of the Company. For the other Executive Officers, individual performance goals were determined by the Chief Executive Officer and reviewed and approved by the Compensation Committee and Board of Directors.

2006 Long-Term Equity Incentive Program

Each named Executive Officer was granted the following Performance Restricted Stock Rights for the January 1, 2006 to December 31, 2008 performance period:

Executive Officer	Performance Restricted Stock Rights Granted (shares issuable at target)
M. Christine Jacobs	43,000
Bruce W. Smith	12,000
Francis J. Tarallo	20,000
Patrick J. Ferguson	20,000
R. Michael O’Bannon	9,000

These Performance Restricted Stock Rights were granted under the Theragenics Corporation 2000 Stock Incentive Plan (the “Plan”).

The number of shares of common stock to be issued for each Performance Restricted Stock Right will range from a minimum of thirty percent (30%) of the Performance Restricted Stock Rights granted to a maximum of 200% of the Performance Restricted Stock Rights granted. This determination will be based (i) fifty percent (50%) on the Company’s cumulative revenue and earnings per share for the period 2006 to 2008, relative to its strategic objectives over the same period, and (ii) fifty percent (50%) on the subjective discretion of the Committee that administers the Plan. The Committee will consider qualitative and quantitative factors deemed appropriate in determining the subjective portion of the award.

If employment of the Executive Officer with Theragenics or an affiliate is terminated before December 31, 2008 due to death, disability, or is terminated by the employer without cause, the Executive Officer will be entitled to a pro rata portion of the shares of common stock determined in accordance with the terms of the award. If employment is terminated for any other reason, before December 31, 2008 (unless a change in control as defined in the rights agreement occurs before then), the Performance Restricted Stock Rights will be forfeited. If a change in control occurs before December 31, 2008, one share of common stock will be issuable for each Performance Restricted Stock Right if the Executive Officer is employed by Theragenics or an affiliate as of the date of a change in control.

Executive Officer Salaries

The following base annual salaries for the Company’s Executive Officers were established effective January 1, 2006:

Executive Officer	Base Annual Salary
M. Christine Jacobs	$493,000
Bruce W. Smith	255,000
Francis J. Tarallo	235,000
Patrick J. Ferguson	220,000
R. Michael O’Bannon	196,000

In accordance with the terms of her employment contract, Ms. Jacobs is entitled to an immediate cash payment of $40,000 for perquisites. The independent directors and Ms. Jacobs agreed to discontinue the $40,000 annual payment to her for perquisites after this current payment due is made.

Item 9.01    Financial Statements and Exhibits

(c)    Exhibits

Exhibit Number	Document

10.1	Form of Performance Restricted Stock Rights Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THERAGENICS CORPORATION
(Registrant)

Dated: February 22, 2006	By: /s/ M. Christine Jacobs
M. Christine Jacobs
Chief Executive Officer